EXHIBIT  21.1

SUBSIDIARIES  OF  REGISTRANT

     Genus  Subsidiary  Corporation,  a  California  corporation.
     Genus  Europa  GmbH,  a  German  company.
     Genus  Europa  Ltd.,  a  British  company.
     Genus  Europa  Srl.,  an  Italian  company.
     Genus  KK,  a  Japanese  company.
     Genus  Korea,  Ltd.,  a  Korean  company.